Exhibit 99.23(h)(ii)

TRANSFER AGENCY SERVICES AGREEMENT

THIS AGREEMENT is made as of April 3, 2006 by and between PFPC INC., a Massachusetts corporation (“PFPC”), and OLD WESTBURY FUNDS, INC., a Maryland corporation (the “Fund”).

W I T N E S S E T H:

WHEREAS, the Fund, which is advised by Bessemer Investment Management LLC (the “Adviser”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund, and any other person, duly authorized by the Fund’s Board of Directors or Trustees to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

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(d)	“CEA” means the Commodities Exchange Act, as amended.

(e)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC, on the basis of written documentation provided by the Fund or the Adviser, to be an Authorized Person.

(f)	“SEC” means the Securities and Exchange Commission.

(g)	“Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act, the CEA and any other federal or state securities laws applicable to the services to be provided by PFPC hereunder.

(h)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(i)	“Written Instructions” mean (i) written instructions signed by an Authorized Person or from a person reasonably believed by PFPC, on the basis of written documentation provided by the Fund or the Adviser, to be an Authorized Person, and received by PFPC or (ii) sent via e-mail by an Authorized Person or received from a person reasonably believed by PFPC, on the basis of written documentation provided by the Fund or the Adviser, to be an Authorized Person, and opened by PFPC; or (iii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-items (ii) or (iii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. Effective April 8, 2006, or such later date as (i) the conversion of the Fund’s records from the systems maintained by BISYS Fund Services Ohio, Inc. (“BISYS”) to the systems maintained by PFPC and (ii) the transfer of responsibilities from BISYS to PFPC is completed (the “Effective Date”), the Fund hereby appoints PFPC to serve as transfer agent,

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registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services, effective as of the Effective Date.

3. Compliance with Rules and Regulations. PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or other entity.

4. Instructions.

(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or Trustees or of the Fund’s shareholders, unless and until PFPC receives Oral Instructions or Written Instructions to the contrary.

(c)	The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions promptly after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions and executed by PFPC prior to the receipt of any contrary Written Instructions (and a reasonable opportunity to act thereon) or PFPC’s ability to have relied upon such Oral Instructions in connection with such transactions.

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5. Right to Receive Advice.

(a)	Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Adviser or PFPC, at the option of PFPC).

(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel selected by it, PFPC may rely upon and follow the advice of such counsel; provided that PFPC shall provide reasonable prior written notice to the Fund of any such advice that conflicts with such Oral Instructions or Written Instructions. The Fund shall, upon receipt of such notice, promptly notify PFPC in writing of its objection, if any, to any actions or any omissions to act PFPC proposes to take pursuant to counsel’s advice. In the event the Fund has so notified PFPC in writing of its objection, PFPC and the Fund shall promptly consult in good faith to reach agreement on the actions or omissions that are the subject of the Fund’s objection. In the event, after such consultations, PFPC and the Fund are unable to agree on the actions or omissions in question, PFPC and the Fund shall consult independent counsel mutually acceptable to PFPC and the Fund, and PFPC may follow and rely upon the advice of such independent counsel.

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(d)	Protection of PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel (subject to PFPC’s adherence to the provisions of Section 5(c)), and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC’s properly taking or not taking such action.

6. Records; Visits. The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act, the other Securities Laws and other applicable laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund’s expense, within a reasonable timeframe.

7. Confidentiality.

(a)	Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (i) any data or information that is competitively sensitive material, and not generally known to the

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public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (iv) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (i) is already known to the receiving party and not subject to a duty of confidentiality at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party by the protected party; (vii) is necessary for PFPC to release such information in connection with the provision of services under this Agreement or to

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enable PFPC to engage an independent third party to perform an assessment of PFPC’s policies and procedures; or (viii) has been or is independently developed or obtained by the receiving party.

(b)	Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

8. Liaison with Accountants and Regulatory Authorities. PFPC shall act as a liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants to enable them to express their opinion, as required by the Fund. At the request of the Fund, PFPC shall also act as a liaison with examiners from applicable regulatory authorities (together with the Fund’s independent public accountants, “Examiners”). PFPC shall provide the Examiners during their on-site visits to PFPC with all necessary office space and other facilities reasonably required by such Examiners.

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9. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund, to the extent the same have been developed by PFPC. Notwithstanding the foregoing, the parties acknowledge that the Fund shall retain all ownership rights in Fund data which resides on the PFPC system.

10. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making commercially reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or failure to perform its respective duties or obligations under this Agreement in any material respect.

11. Compensation.

(a)	As compensation for services rendered by PFPC under this Agreement, the Fund, on behalf of each Portfolio, will pay to PFPC the fees set forth in that certain fee letter of even date herewith (the “Fee Letter”), as the Fee Letter may be amended by the Fund and PFPC from time to time.

(b)	PFPC shall establish certain cash management accounts (“Service Accounts”) required to provide services under this Agreement. The Fund acknowledges (i) PFPC may receive investment earnings from sweeping the funds in such Service

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Accounts into investment accounts including, but not limited, investment accounts maintained at an affiliate or client of PFPC (“Investment Earnings”); (ii) balance credits earned with respect to the amounts in such Service Accounts (“Balance Credits”) which together with any Investment Earnings will be used to offset the banking service fees imposed by the cash management service provider (the “Banking Service Fees”); (iii) PFPC shall apply any excess Balance Credits and Investment Earnings against other out-of-pocket expenses under this agreement; (iv) Balance Credits will be calculated and applied toward the Fund’s Banking Service Fees regardless of the Service Account balance sweep described in Sub-Section (i); and (v) PFPC may use the services of third-party vendors in connection with the issuance of redemption and distribution checks and shall apply any economic benefits obtained from any arrangements with such vendors, including any commission or return on float paid to it by any such vendors, as set forth above.

(c)	The undersigned hereby represents and warrants to PFPC that the terms of this Agreement, including all fees, expenses and other material factors associated with this Agreement, have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement and all such fees and expenses.

12. Indemnification. (a) The Fund, on behalf of each Portfolio, agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims, damages and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements

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and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund; provided that neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC’s or its affiliates’ willful misfeasance, bad faith, negligence or failure to perform its respective duties and obligations under this Agreement in any material respect. Any amounts payable by the Fund hereunder shall be satisfied only against the relevant Portfolio’s assets and not against the assets of any other investment portfolio of the Fund. The provisions of this Section 12 shall survive termination of this Agreement.

(b)	PFPC agrees to indemnify, defend and hold harmless the Fund and its affiliates including their respective officers, directors and employees, from all taxes, charges, expenses, assessments, claims, damages and liabilities (including without limitation, reasonable attorney’s fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) to the extent caused by PFPC’s willful misfeasance, bad faith, negligence or failure to perform its respective duties and obligations under this Agreement in any material respect.

(c)	Legal Action Against Indemnified Party.

(i) Notice of Claim. A party that seeks indemnification under Section 12(a) or 12(b) (“Indemnifying Party”) must promptly give the other party (“Indemnified Party”) notice of any legal action. However, a delay in notice does not relieve an indemnifying party of any liability to an Indemnified Party, except to the extent the Indemnifying Party shows that the delay materially prejudiced the defense of the action.

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(ii) Participating or Assuming the Defense. The Indemnifying Party may participate in the defense at any time or it may assume the defense by giving notice to the Indemnified Party. After assuming the defense, the Indemnifying Party:

1.	shall select an attorney that is reasonably satisfactory to the Indemnified Party;

2.	shall not be liable to the Indemnified Party for any later attorney’s fees or for any other later expenses that the Indemnified Party incurs, except for reasonable investigation costs (unless counsel for the Indemnifying Party concludes that there is a conflict of interest between the Indemnifying Party and the Indemnified Party that requires the Indemnified party to retain separate counsel);

3.	shall not compromise or settle the action without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed; and

4.	shall not be liable for any compromise or settlement made without its consent.

(iii) Failing to Assume the Defense; Conflict of Interest. If the Indemnifying Party fails to assume the defense of any such action within a reasonable time after receiving notice of the action, or counsel for the Indemnifying Party determines that the Indemnified Party requires separate counsel, the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of counsel retained by the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall not confess judgment or otherwise settle or compromise any action in respect of which the Indemnifying Party will be asked to provide indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

13. Responsibility of PFPC.

(a)	PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any

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Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its respective duties hereunder and to act in good faith in performing services provided for under this Agreement consistent with the standards of performance reflected herein. PFPC shall be liable only for any damages arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, negligence or failure to perform its respective duties and obligations hereunder in any material respect.

(b)	Notwithstanding anything in this Agreement to the contrary, PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation circumstances involving acts of God; action or inaction of civil or military authorities; public enemies; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; or functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices caused by any of the above. PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine; provided that PFPC shall have complied with any other provisions of the Agreement applicable to such instruction, direction, notice, instrument or other information.

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(c)	Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

(d)	No party may assert a cause of action against PFPC or any of its affiliates in connection with the performance of this Agreement more than twenty four (24) months after signing of the audit opinion of the Fund for the financial year during which facts are known to the Fund that should have alerted it that a basis for such cause of action existed.

(e)	Each party shall have a duty to take all commercially reasonable steps to mitigate damages for which the other party may become responsible.

(f)	The provisions of this Section 13 shall survive termination of this Agreement.

(g)	Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Fund or for any failure to discover any such error or omission.

14. Description of Services.

(a)	Services Provided on an Ongoing Basis, If Applicable.

(i)	Calculate trail commissions;

(ii)	Maintain shareholder registrations;

(iii)	Review new applications and correspond with shareholders to complete or correct information;

(iv)	Direct payment processing of checks or wires;

(v)	Prepare and certify stockholder lists in conjunction with proxy solicitations;

(vi)	Countersign share certificates;

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(vii)	Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(viii)	Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PFPC;

(ix)	Provide periodic shareholder lists and statistics to the Fund;

(x)	Provide detailed data for underwriter/broker confirmations;

(xi)	Notify on a timely basis the investment adviser, accounting agent, and custodian of daily fund activity, including separate reporting with respect to the omnibus account of Bessemer Trust Company;

(xii)	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(xiii)	Accept and post daily Share purchases and redemptions;

(xiv)	Receive and transfer monies to the custodians in respect of Share purchases;

(xv)	Accept, post and perform shareholder transfers and exchanges;

(xvi)	Issue and cancel certificates (when requested in writing by the shareholder); and

(xvii)	Mail communications by the Fund to its shareholders, including: (A) confirmations of purchases and sales of Fund shares; (B) monthly or quarterly statements; and (C) tax form information, including shareholder 1099 reporting.

In connection with the foregoing enumerated services, provide such other related services as are reasonably necessary to provide the enumerated services effectively.

(b)	Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus (“Prospectus”), once it receives:

(i)	A purchase order in completed “proper form” (i.e., being in accordance with current Prospectus language and procedures);

(ii)	Proper information to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Fund’s custodian.

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(c)	Redemption of Shares. PFPC shall process requests to redeem Shares as follows:

(i)	All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Fund’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as required by PFPC and Fund procedures.

(ii)	PFPC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)	When Shares are redeemed, PFPC shall deliver to the Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)	PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PFPC and the Fund.

(v)	When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the

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redemption check to the shareholder of record or send the proceeds electronically per standing bank instructions of the shareholder, unless otherwise instructed in writing by the shareholder.

(vi)	PFPC shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the Fund.

(d)	Dividends and Distributions. Upon PFPC’s receipt of a resolution of the Fund’s Board of Directors authorizing the declaration and payment of dividends and distributions, or upon PFPC’s receipt of Written Instructions with respect thereto, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund’s prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

(e)	Shareholder Account Services.

(i)	PFPC may arrange, in accordance with the Prospectus, for issuance of Shares obtained through:

•	Any pre-authorized check plan; and

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•	Direct purchases through broker wire orders, checks and applications.

(ii)	PFPC may arrange, in accordance with the Prospectus, for a shareholder’s:

•	Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

•	Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or

•	Redemption of Shares from an account with a checkwriting privilege.

(f)	Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by the Fund to its shareholders, including:

(i)	All required reports to shareholders, including annual prospectus updates and annual and semi-annual reports; and

(ii)	Dividend and distribution notices.

(g)	Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

(i)	Name, address and United States Tax Identification or Social Security number;

(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)	Any stop or restraining order placed against a shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for PFPC to perform any calculations required by this Agreement.

(h)	Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported

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to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

(i)	The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

(ii)	Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

(i)	Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund’s stock records.

(j)	Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(k)	Lost Shareholders. PFPC shall perform such services as are required in order to comply with rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

(i)	documentation of search policies and procedures;

(ii)	execution of required searches;

(iii)	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

(iv)	preparation and submission of data required under the Lost Shareholder Rules.

Except as set forth above, PFPC shall have no responsibility for any escheatment services.

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(l)	Retirement Plans.

(i)	In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA’s and ROTH individual retirement accounts (“IRA Plans”), 403(b) Plans and money purchase and profit sharing plans (“Qualified Plans”) (collectively, the “Retirement Plans”) within the meaning of Section 408 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Fund for which contributions of the Fund’s shareholders (the “Participants”) are invested solely in Shares of the Fund, PFPC shall provide the following administrative services:

(A)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)	Record method of distribution requested and/or made;

(C)	Receive and process designation of beneficiary forms requests;

(D)	Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)	Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the IRS and provide same to Participant/Beneficiary, as applicable; and

(F)	Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

(ii)	PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.

(iii)	With respect to the Retirement Plans, PFPC shall provide the Fund with the associated Retirement Plan documents for use by the Fund and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

(m)	Print Mail. At the request of the Fund, PFPC shall provide print/mail service with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PFPC.

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(n)	Proxy Advantage. At the request of the Fund, PFPC shall provide proxy solicitation services with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PFPC.

(o)	In connection with the foregoing enumerated services, provide such other related services as are reasonably necessary to provide the enumerated services effectively.

15. Key Personnel. With respect to the PFPC Key Personnel set forth in Exhibit B, PFPC will (1) notify the Fund and the Adviser, as far in advance as is reasonably practicable under the circumstances, of any proposed replacement or reassignment of Key Personnel, (2) provide the Fund with such information regarding the reasons of such proposed replacement or reassignment as PFPC shall reasonably determine in good faith to be appropriate, (3) provide the Fund and the Adviser with information, including professional qualifications, for any proposed replacement Key Personnel and (4) consider in good faith input or recommendations from the Fund regarding such proposed replacement or reassignment. In addition, PFPC will notify the Fund and the Adviser of anticipated material changes to the transfer agency team assigned to provide services to the Fund and provide the Fund and the Adviser an opportunity to discuss such changes. The parties acknowledge that there may be circumstances under which PFPC will not be able to provide advance notification of personnel changes to the Fund and the Adviser, and in such cases, PFPC shall provide such notice as promptly as reasonably practicable after any such changes.

16. Anti-Money Laundering. To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in the Fund consistent with

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securities laws, PFPC shall perform reasonable actions necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act, as follows: In this regard, PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC’s AML program or by an outside party, for compliance with PFPC’s established policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC’s AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Fund, PFPC shall provide to the Fund: (x) a copy of PFPC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder.

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18. Customer Identification Program (“CIP”) Services.

(a)	To help the Fund comply with its customer identification program PFPC will do the following:

(i)	Implement procedures under which new accounts in the Fund are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding Customer (as defined in 31 CFR 103.131).

(ii)	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)	Regularly report to the Fund about measures taken under (i)-(iii) above.

(v)	If PFPC provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Fund’s CIP.

(b)	Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the fund to be in compliance with relevant regulation.

(c)	Notwithstanding anything to the contrary, PFPC need not perform any of the steps described above with respect to persons purchasing Shares via exchange privileges.

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19. Duration and Termination.

(a)	This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of two (2) years thereafter (the “Initial Term”).

(b)	Unless this Agreement is terminated at the end of the Initial Term (the “Initial End Date”), either by (i) the Fund providing written notice of termination to PFPC at least ninety (90) days in advance of the Initial End Date or (ii) PFPC providing the Fund with written notice of termination at least six (6) months in advance of the Initial End Date, or this Agreement is otherwise terminated in accordance with its terms, this Agreement shall continue in effect until the Fund or PFPC provides written notice to the other of termination of this Agreement. Such notice must be received not less than ninety (90) days prior to the termination date specified in such notice, if given by the Fund to PFPC, and six (6) months prior to such termination date, if given by PFPC to the Fund.

(c)	In the event of termination of this Agreement, absent the Fund’s termination of the Fund Accounting Agreement (defined below) for cause or the Fund’s termination of this Agreement pursuant to Section 16(d) below, all reasonable and customary expenses associated with movement of records and materials and conversion thereof to a successor administrator will be borne by the Fund and paid to PFPC promptly upon the completion of any such conversion. For clarification, the foregoing reimbursement of expenses shall be in addition to any fees and expenses payable pursuant to the Fund Accounting Agreement.

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(d)	If a party hereto fails to perform any of its respective duties and obligations hereunder in any material respect (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, identifying with reasonable specificity the nature of such failure, and if such failure shall not have been completely remedied within sixty (60) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. Anything herein to the contrary notwithstanding, a termination effected by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e)	This Agreement shall terminate automatically upon the termination of the Administration and Accounting Services Agreement between the Fund and PFPC dated as of the date hereof, as such may be amended from time to time (the “Fund Accounting Agreement”).

20. Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Fund in writing); (b) if to the Fund, c/o Bessemer Investment Management LLC, 630 Fifth Avenue, New York, New York 10111, Attention: President, with a copy to the General Counsel at the same address; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

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21. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

22. Delegation; Assignment. This Agreement and the rights and duties hereunder shall not be assignable by either party except with the specific written consent of the other party; provided that PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., if (i) PFPC gives the Fund sixty (60) days’ prior written notice of such assignment, (ii) such assignee has succeeded to the business and operations of PFPC with respect to the services provided hereunder, and (iii) PFPC and such assignee promptly provides such information as the Fund may reasonably request and respond to such questions as the Fund may reasonably ask, relative to the assignment (including, without limitation, the capabilities of the assignee). This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

25. Miscellaneous.

(a)	Notwithstanding anything in this Agreement to the contrary, the Fund agrees to notify PFPC of any modifications made to the Fund’s Registration Statement or policies that

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will affect PFPC’s responsibilities under this Agreement; provided that, PFPC shall not be bound by any such modifications that would affect materially the obligations or responsibilities of PFPC hereunder unless PFPC shall have accepted such modifications, which acceptance shall not be unreasonably withheld or delayed.

(b)	Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)	This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(d)	The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

(e)	This Agreement shall be deemed to be a contract made in Delaware and governed by New York law, without regard to principles of conflicts of law.

(f)	If any provision of this Agreement shall be held or made invalid by a court decision,

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statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)	The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:	/s/ Michael DeNofrio
Title:	Executive Vice President
Senior Managing Director

OLD WESTBURY FUNDS, INC.

By:	/s/ Marc Stern
Title:	President

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EXHIBIT A

THIS EXHIBIT A, dated as of April 3, 2006, is Exhibit A to that certain Transfer Agency Services Agreement dated as of April 3, 2006, between PFPC Inc. and Old Westbury Funds, Inc.

PORTFOLIOS

Old Westbury Large Cap Equity Fund

Old Westbury Mid Cap Equity Fund

Old Westbury International Fund

Old Westbury Fixed Income Fund

Old Westbury Municipal Bond Fund

Old Westbury Global Small Cap Fund

Old Westbury Real Return Fund

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Exhibit B

Key Personnel

Daniel Horne

Brian McDonald

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